AMENDED AND RESTATED MANAGEMENT AGREEMENT


         THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated as April 23, 1998, is entered by and among AEROCENTURY CORP., a Delaware corporation (the
"Company"), and JETFLEET MANAGEMENT CORP., a California corporation (the "Management Company").

                                                    WITNESSETH

         WHEREAS, pursuant to a Management Agreement, dated December 31, 1997 (the "Management Agreement") the Company hired the Management Company to perform management services for the Company.

         WHEREAS, the parties hereto desire to amend and restate such Management Agreement.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows.

                                                     ARTICLE 1
                                       DELEGATION TO THE MANAGEMENT COMPANY

         1.1 Powers, Rights and Obligations of the Management Company. The Management Company shall conduct all aspects of the business affairs of the Company including, without limitation, management of; (i) the identification and selection of income producing assets ("Assets") for acquisition by the Company with the proceeds of the Offering; (ii) administration of the leases for such Assets; (iii) management of remarketing and resale of the Assets; and (iv) general administrative and day-to-day operations of the Company. The Management shall devote such time as may be necessary for the proper performance of its duties and shall use its best efforts to carry out the purposes of the Company and shall manage the affairs of the Company to the best of its abilities. The Company agrees and acknowledges that the Management Company may, in the future, act as management company for other investment entities sponsored by the Management Company, which entities may engage in the same line of business as the Company.

         1.2 Indemnification. The Company shall indemnify and hold the Management Company, its directions, officers, shareholders, employees and agents harmless from and against any and all liability, demands, claims, actions, losses, interest, cost of defense, and expenses (including reasonable attorney's fees) which arise out of or in connection with the acceptance or appointment as management company and the performance of its duties hereunder except such acts or omissions as may result from the willful misconduct or gross negligence of the Management Company. Promptly after receipt by the Management Company of notice of any demand or claim or the commencement of any action, suit or proceeding relating to this Management Agreement, the Management Company shall notify the Company in writing. IT IS EXPRESSLY THE INTENT OF THE COMPANY TO INDEMNIFY THE MANAGEMENT COMPANY, AND ITS DIRECTORS, OFFICERS, SHAREHOLDERS AND EMPLOYEES AND AGENTS FROM ERRORS IN JUDGMENT OR OTHER ACTS OR OMISSIONS NOT AMOUNTING TO WILFUL MISCONDUCT OR GROSS NEGLIGENCE.

                    ARTICLE 2
 REPRESENTATIONS  AND WARRANTIES OF THE MANAGEMENT
                    COMPANY

         2.1 The Management Company hereby makes the following representations and warranties on which the Company has relied in making the delegation set forth in Section 1.1:

                  (a) Organization. The Management Company is a California corporation duly organized, validly existing and in a good standing under the laws of the States of California and is duly qualified as a foreign corporation in each jurisdiction in which the nature of its business makes such qualification necessary.

                  (b) Authorization. The Management Company has all requisite power and authority to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Management Company.

                  (c) Binding Obligation. The Agreement constitutes a legal, valid and binding obligation of the Management Company, enforceable against the Management Company in accordance with its terms.

                  (d) No Violations. The execution, delivery and performance by the Management Company of this Agreement does not (i) violate any provision of the corporate charter or by-laws of the Management Company, (ii) violate any statue or regulation or any order, writ, judgment or decree of any court, arbitrator or governmental authority applicable to the Management Company or any of its assets, or (iii) violate or constitute, with or without notice or lapse of time, a default under, or result in the creation or imposition of any lien on the assets of the Management Company pursuant to the provisions of, any mortgage, indenture, contract, agreement or other undertaking to which the Management Company is a party.

                                    ARTICLE 3
             AGENTS; CHANGES IN THE MANAGEMENT COMPANY; COMPENSATION

         3.1      Agents.

                  (a) The Management Company may delegate any or all of the powers, rights and obligations under this Agreement and may appoint, employ, contract or otherwise deal with any person or entity (each, an "Agent") in respect of the conduct of the business and affairs of the Company. Without limitation, the Management Company may assign to any such Agent the right to receive any fee or reimbursement of expenses as the Management Company would be entitled to receive under this Agreement.

                  (b) The Management Company shall supervise the activities of its Agents, and notwithstanding the designation of or delegation to any Agent, the Management Company shall remain obligated to the Company for the proper performance of the obligations of its obligations as Management Company; provided, however, that the Management Company may enter into any agreement for indemnification pursuant to which an Agent may indemnify and hold harmless the Management Company from any liability to the Company arising by reason of the act or omission of such Agent.

         3.2  Effect  of  Termination.   In  the  event  of  the  bankruptcy  or
dissolution of Management Company, such Management Company shall cease to participate in the conduct of the business affairs of the Company.

         3.3 Successor by Merger or Acquisition of Business. Any entity resulting from any merger or consolidation to which the Management Company shall be a party or succeeding to the business of the Management Company will be the successor to the Management Company hereunder without the execution or filing of any paper or any further act on the part of any the parties hereto. The Management Company shall provide prompt written notice of any such event to the Company.

         3.4 Compensation. As full and exclusive compensation for all duties assumed and services provided hereunder, the Management Company shall entitled to receive a management fee payable monthly on the last day of each calendar month equal to 0.25% of the Asset Value of the Company as of the last day of such calendar month. In addition, the Management Company shall receive reimbursement of expenses paid to third parties incurred by the Management Company in connection with the administration and management of the Company. For purposes of this Agreement, Asset Value shall mean the original costs of the assets recorded on the books of the Company less depreciation not offset by liabilities, calculated in accordance with generally accepted accounting principles.

         3.5 Term of Management Agreement. This Agreement shall have a term of twenty years subject to termination rights under Section 3.6 below.

         3.6      Termination.

                  (a) This Agreement may be terminated by a party upon six months prior notice upon the material breach by the other party of any its respective material agreements and obligations under this Agreement which remains uncured for a period of after 90 days after written notice of such breach. In the event the Company breaches this Agreement, then as liquidated damages for such breach, and not as a penalty therefor, the Company shall pay liquidated damages in the amount set forth on Schedule 1 hereto. The Company and the Management Company hereby acknowledge that the damages suffered as a result of the breach by the Company of this Agreement are difficult to ascertain, but that such liquidated damage amounts are reasonable in light of the actual anticipated damages.

                  (b) A sale or disposition by the Company of substantially all or a significant portion of the assets of the Company in a single transaction or series of transactions not recommended by the Management Company shall be deemed to be a termination by the Company in breach of this Agreement. For purposes of this subsection, a sale of a "significant portion" of the assets of the Company shall mean a sale, disposition or transfer of 25% or more of the assets (based on fair market value).

                                    ARTICLE 4
                      OPTION TO PURCHASE MANAGEMENT COMPANY

         4.1 Option to Acquire Management Company. In consideration of the Company entering into this Agreement, the Management Company hereby grants to the Company, the exclusive right to acquire all of the outstanding capital stock of the Management Company. The purchase price would be set at 90% of the product of (i) the Earnings (as defined below) of the Management Company as of the most recent 12-month period prior to the acquisition, multiplied by (ii) the average price to earnings ratio of the Company over the same 12 month period, each as determined according to generally accepted accounting principles; provided, however, that if the purchase price is less than $12 million, Management Company would have the right to decline the acquisition. The purchase price would be payable in the form of freely tradeable securities of the Company and the closing of the purchase shall be conditioned upon the approval of the respective boards of directors and shareholders of both the Company and the Management Company, as required by law, and shall expire on December 31, 2003. For purposes of this Section 4.1, the term "Earnings" shall mean Earnings before cumulative equity in earnings/losses of subsidiaries.

                                    ARTICLE 5
                            MISCELLANEOUS PROVISIONS

         5.1 Applicable Law. This Agreement shall by governed by and construed and enforced in accordance with the laws of the State of California without regard to principles of conflicts of law.

         5.2 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

         5.3 Separability of Provisions. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, such provision shall be automatically reformed and construed so as to be valid and enforceable to the maximum extent permitted by law while most nearly preserving its original intent. The invalidity of all or any part of this Agreement shall not render invalid the remainder of this Agreement.

         5.4 Captions. Article and Section titles and any table of contents are for convenience of reference only and shall not control or alter the meaning of this Agreement as set forth in this text.

         5.5 No Benefit to Third Parties. The provisions of this Agreement shall not be construed for the benefit of or enforceable by a person not a party hereto.

         5.6 Successors and Assigns. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the respective parties hereto.

         5.7 Amendments. This Agreement may only be amended in writing executed by the parties hereto.

         5.8 Prior Management Agreement Superseded. This Amended and Restated Management Agreement supersedes and replaces that certain Management Agreement between the parties hereto, dated December 31, 1997.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:                                    MANAGEMENT COMPANY:

AEROCENTURY CORP.                           JETFLEET MANAGEMENT CORP.,
a Delaware corporation                      a California corporation

By:_____________________________            By:_____________________________
         Neal D. Crispin, President                   Neal D. Crispin, President


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                                   SCHEDULE A



Liquidated Damages For Termination

         From September 1, 1997 to October 31, 2007: $12,000,000*.

         From September 1, 2007 to October 31, 2017: $12,000,000* less $1,000,000 for each year or portion thereof remaining in the term of this Agreement.

* This $12,000,000 amount shall be adjusted to reflect changes in the Consumer Price Index (as published by the United States Department of Labor) from the date of this Agreement to the termination date. If the Consumer Price Index is or becomes unavailable, then a comparable index will be mutually agreed upon by the Company and the Management Company.